Exhibit 99.1

October 21, 2019

Qurate Retail, Inc. Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB) will webcast its annual Investor Meeting on Thursday, November 21, 2019 with presentations beginning at 12:45pm E.S.T.  During these presentations, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration information is available on the Qurate Retail website.

The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Qurate Retail website at http://qurateretail.com/events to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the afternoon at the annual Investor Meetings include:

•	Qurate Retail
•	Liberty Broadband Corporation and GCI Liberty, Inc.
o	Charter Communications, Inc.
o	GCI
o	LendingTree, Inc.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.